Exhibit 10.19

FORM OF DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Kadant Inc.
ID: 52-1762325
Notice of Grant of Award	One Technology Park Drive
and Award Agreement	Westford, MA 01886

[Recipient name]	Award Number:	[##]
[Recipient address]	Plan:	[##]
	ID:	[##]

Effective [Date], you have been granted an award of 15,000 restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of Kadant Inc. (the Company) common stock.

The current total value of the award is $[##].

The award will vest in increments on the date(s) shown.

Shares	Full Vest
1,250	[Date – End of First Quarter]
1,250	[Date – End of Second Quarter]
1,250	[Date – End of Third Quarter]
1,250	[Date – End of Fourth Quarter]
10,000	Upon a “Change in Control” as defined herein

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

Kadant Inc.	Date

[Recipient name]	Date

KADANT INC.

AWARD AGREEMENT FOR

DIRECTOR RESTRICTED STOCK UNITS

(“Award Agreement”)

1.	Preamble. On the effective date shown on the first page of this Award Agreement (“Award Date”), the Company granted to the Recipient restricted stock units (“RSUs”) with respect to the number of shares of common stock of the Company identified on the first page of this Award Agreement (“Award Shares”), subject to the terms, conditions and restrictions set forth in this Award Agreement and the provisions of the Company’s Amended and Restated Equity Incentive Plan, as amended from time to time (“Plan”). The RSUs represent a promise by the Company to deliver the Award Shares upon vesting. Any consideration due to the Company on the issuance of Award Shares pursuant to this Award Agreement will be deemed to have been satisfied by services rendered by the Recipient to the Company during the vesting period.

2.	Restrictions on Transfer. Unless and until the Award Shares shall have vested as provided in Section 3 below, the Recipient shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of, by operation of law or otherwise, any RSUs, or any interest therein.

3.

Vesting Date. Subject to the terms, conditions and restrictions of this Award Agreement, including the Forfeiture provisions described in Section 4 below, the Recipient shall vest in the RSUs in accordance with the schedule set forth below (the “Vesting Date”), provided in each case that the Recipient is then, and since the Award Date has continuously been, a member of the Board of Directors of the Company. As soon as administratively practicable after the Vesting Date, but in any event within the period ending on the later to occur of the date that is 2  1/2 months from the end of the (i) Recipient’s tax year that includes the Vesting Date, or (ii) the Company’s fiscal year that includes the Vesting Date, the Company shall cause its transfer agent to issue and deliver the Award Shares in the name of the Recipient, subject to payment of all applicable withholding taxes pursuant to Section 6 below.

Vesting Schedule for Restricted Stock Units Awarded:

# of Shares	Vesting Date
1,250	[Date – End of First Quarter]
1,250	[Date – End of Second Quarter]
1,250	[Date – End of Third Quarter]
1,250	[Date – End of Fourth Quarter]
10,000	Upon a “Change-in-Control” as defined herein

In the event that the Recipient ceases to be a director of the Company prior to the Vesting Dates set forth above for the RSUs for any reason other than a “Change in Control”, then any RSUs that have not previously vested shall be immediately forfeited and returned to the Company.

Notwithstanding the foregoing, the RSUs that vest only upon a “Change in Control” as set forth in the Vesting Schedule above (the “Change in Control RSUs”) shall be deemed forfeited and returned to the Company if no “Change in Control” has occurred or no “Business Combination” (as defined in Section 8.2(c) of the Plan) has been approved by the Board of Directors of the Company during the period beginning on the first day of the Company’s second quarter of fiscal [Year] and ending on the last day of the Company’s first quarter of fiscal [Year] (the “Change in Control Period”). In the event a “Business Combination” that has been approved by the Board of Directors of the Company during the Change in Control Period is subsequently terminated or otherwise not consummated, the Change in Control RSUs shall be deemed forfeited and returned to the Company on the date of such termination or other evidence of abandonment of the Business Combination.

4.	Forfeiture.

(a)	Definitions. For purposes of this Award Agreement, “Forfeiture” shall mean any forfeiture of RSUs pursuant to Section 4(b) below.

(b)	Termination of Service as a Director. In the event that the Recipient ceases to be a director of the Company prior to the Vesting Dates set forth in Section 3 above for any reason or no reason, with or without cause, then any of the Recipient’s RSUs that have not previously vested shall be automatically and immediately forfeited and returned to the Company.

(c)	Change in Control. In the event of a “Change in Control” that occurs prior to the Vesting Date and on a date on which the Recipient is serving as a director of the Company, and further, with respect to the Change in Control RSUs, only as to a “Change in Control” that occurs during the Change in Control Period, then 100% of the Recipient’s RSUs that have not previously been forfeited shall become immediately vested and shall no longer be subject to the Forfeiture provisions in this Section 4. A “Change in Control” shall have the same meaning for the purposes of this Award Agreement as set forth in Section 8 of the Plan, as the same may be amended from time to time. A date that a Change in Control occurs shall be a Vesting Date and the delivery requirements of Section 3 shall apply.

5.	No Stockholder Rights. Except as set forth in the Plan, neither the Recipient nor any person claiming under or through the Recipient shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Award Shares issuable pursuant to the RSUs until the Award Shares are issued in the name of the Recipient.

6.	Withholding Taxes. The Company’s obligation to deliver Award Shares to the Recipient upon the vesting of the RSUs shall be subject to the satisfaction of all income tax (including federal, state, local and foreign taxes), social insurance, payroll tax, payment on account or other tax-related withholding requirements of any applicable jurisdiction, based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes (“Withholding Taxes”). In order to satisfy all Withholding Taxes due in connection with the award or vesting of the RSUs or the delivery of the Award Shares, the Recipient hereby irrevocably agrees to the following actions by the Company, at the Company’s sole election:

(a)	The Company may sell, or arrange for the sale of, such number of the Award Shares that the Recipient is entitled to receive on the Vesting Date, with no further action by the Recipient, as is sufficient to generate net proceeds at least equal to the value of the Withholding Taxes, and the Company shall retain such net proceeds in satisfaction of such Withholding Taxes. The Company shall remit to the Recipient in cash any portion of such net proceeds in excess of the value of such Withholding Taxes.

(b)	The Company may retain such number of the Award Shares that the Recipient is otherwise entitled to receive on the Vesting Date, with no further action by the Recipient, by deducting and retaining from the number of Award Shares to which the Recipient is entitled that number of Award Shares as is equal to the value of the Withholding Taxes. The Recipient understands that the fair market value of the surrendered Award Shares will be determined in accordance with the Company’s Stock Option and Equity Award Grant and Exercise Procedures as then in effect.

(c)	The Recipient hereby appoints each of the Chief Financial Officer, General Counsel and the Secretary of the Company as his or her attorney in fact to sell or transfer the Recipient’s Award Shares in accordance with this Section 6. The Recipient agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale, transfer or retention of Award Shares pursuant to this Section 6, including an irrevocable order to sell shares authorizing a brokerage firm selected by the Company to sell the Recipient’s Award Shares.

7.	No Compensation Deferral. Neither the Plan nor this Award Agreement is intended to provide for any deferral of compensation that would be subject to Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that all awards (including, without limitation, the RSUs) are either exempt from or compliant with the requirements of Section 409A.

8.	Administration. The Compensation Committee of the Company’s Board of Directors or other committee designated in the Plan, shall have the authority to manage and control the operation and administration of this Award Agreement. Any interpretation of the Award Agreement by any of the entities specified in the preceding sentence and any decision made by any of them with respect to the Award Agreement is final and binding.

9.	Plan Definitions. Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, a copy of which has already been provided to the Recipient.

10.	Recipient’s Undertakings. In signing this Award Agreement and accepting the RSU, the Recipient acknowledges that:

(a)	The Plan and this Award were established voluntarily by the Company, each is discretionary in nature, and each may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(b)	The grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past or future;

(c)	All decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d)	The Recipient’s participation in the Plan and receipt and acceptance of the Award is voluntary;

(e)	RSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Recipient’s employer, and RSUs are outside the scope of the Recipient’s employment contract, if any;

(f)	RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company;

(g)	The future value of the underlying Award Shares is unknown and cannot be predicted with certainty;

(h)	The value of the Award Shares underlying the RSUs may increase or decrease in value during the period from the Award Date to the Vesting Date;

(i)	In consideration of the grant of RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Award Shares received upon vesting of RSUs resulting from termination of the Recipient’s service as a director by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Recipient irrevocably releases the Company from any such claim that may arise; and if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, the Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(j)

Further, if the Recipient ceases to be a director of the Company (whether or not in breach of local labor laws), the Recipient’s right to receive RSUs and vest under the Award Agreement or Plan, if any, will terminate effective as of the date that the Recipient is no longer a director of the Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); and the Compensation Committee of the Company’s Board of Directors shall have the exclusive discretion to determine when the Recipient is no a director for purposes of this Award Agreement and the Plan.

11.	Data Privacy Notice and Consent. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this paragraph, by and among, as applicable, the Company and its subsidiaries and affiliates for, among other purposes, implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that the Company and its subsidiaries hold or will hold certain personal information about the Recipient, including the Recipient’s name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or awards or any other interests in shares awarded, canceled, exercised, vested, unvested or outstanding in the Recipient’s name, for the purposes of managing and administering the Plan (“Data”). The Recipient further understands that the Company and its subsidiaries will transfer Data amongst themselves as necessary for employment purposes, including implementation, administration and management of the Recipient’s participation in the Plan, and that the Company and any of its subsidiaries may each further transfer Data to a broker or other stock plan service provider or other third parties assisting the Company with the processing of Data. The Recipient understands that these third parties may be located in the United States, and that the third party’s country may have different data privacy laws and protections than in the Recipient’s country. The Recipient authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described in this Section, including any requisite transfer to a broker or other stock plan service provider or other third party as may be required for the administration of the Plan and the subsequent holding of Award Shares on the Recipient’s behalf. The Recipient understands that he or she may, at any time, request access to the Data, request any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Stock Option Manager at the Company’s headquarters address. The Recipient understands, however, that withdrawal of consent may affect the Recipient’s ability to participate in or realize the benefits of the Plan and this Award Agreement. For more information on the consequences of refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact the Company’s Stock Option Manager.

12.	Miscellaneous.

(a)	No Rights to Employment. The Recipient acknowledges and agrees that the vesting of the RSUs pursuant to this Award Agreement is earned only in accordance with the terms hereof. The Recipient further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a director for the vesting period, for any period, or at all.

(b)	Unfunded Rights. The right of the Recipient to receive Award Shares pursuant to this Award Agreement is an unfunded and unsecured obligation of the Company. The Recipient shall have no rights under this Award Agreement other than those of an unsecured general creditor of the Company.

(c)	Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.

(d)	Waiver. Any provision for the benefit of the Company contained in this Award Agreement may be waived, either generally or in any particular instance, by the Compensation Committee of the Board of Directors of the Company.

(e)	Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of the Company and the Recipient and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in this Award Agreement.

(f)	Language. The English version of this Award Agreement, the Plan and any other document delivered pursuant to either the Award Agreement or the Plan, will control over any translated version of any such document in the event such translated version is different from the English version.

(g)	Entire Agreement. This Award Agreement and the Plan constitute the entire agreement between the parties, and supercedes all prior agreements and understandings, relating to the subject matter of this Award Agreement.

(h)	Governing Law. This Award Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(i)	Amendment. This Award Agreement may be amended only by written agreement between the Recipient and the Company, without the consent of any other person.